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                                                                    EXHIBIT 21.1

                        JABIL CIRCUIT, INC. SUBSIDIARIES



                                      Name
                     --------------------------------------------------
                     Jabil Circuit Limited (United Kingdom)
                     Jabil Circuit SDN BHD (Malaysia)
                     Jabil Circuit of Michigan, Inc. (Michigan)
                     Jabil Circuit Foreign Sales Corporation (Barbados)